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                                                                    EXHIBIT 99.1

BELDEN & BLAKE CORPORATION
NEWS RELEASE
         5200 STONEHAM ROAD - NORTH CANTON, OHIO 44720 - (330) 499-1660
                               FAX (330) 497-5463

CONTACT: PATRICIA A. HARCOURT                        FOR IMMEDIATE RELEASE
         VICE PRESIDENT, ADMINISTRATION                  JUNE 16, 2004
         E-MAIL: PHARCOURT@BELDENBLAKE.COM


                  BELDEN & BLAKE CORPORATION AGREES TO A MERGER
         WITH CARLYLE/RIVERSTONE AFFILIATE, CAPITAL C ENERGY OPERATIONS

     NORTH CANTON, OH -- Belden & Blake Corporation today announced that it has signed a definitive agreement and plan of merger with an affiliate of Capital C Energy, LLC, ("Capital C"), a private investment limited partnership controlled by Carlyle/Riverstone Global Energy and Power Fund II, L.P. Under the terms of the agreement, Capital C will acquire the Company in an all-cash transaction. Certain Company assets are expected to be sold prior to the closing of the transaction. The obligations of the parties to complete the merger are subject to the satisfaction of various conditions, including approval by the Belden & Blake shareholders. The merger is anticipated to close by the end of June. Belden & Blake will become a wholly-owned subsidiary of Capital C.

     Belden & Blake Corporation engages in the exploration, development and production of natural gas and oil, and the gathering of natural gas in the Appalachian and Michigan Basins (a region which includes Ohio, Pennsylvania, New York and Michigan).

     Capital C was established in 2002 to acquire, own and operate onshore oil and gas mineral interests in the United States. The partnership focuses on extensively developed and low risk fields, medium- to long-life producing reserves, and stable and predictable operating costs.

     Riverstone Holdings and The Carlyle Group are the co-general partners of the Carlyle/Riverstone Global Energy and Power Fund II. Riverstone, a New York-based energy and power focused private equity firm founded in 2000, has approximately $1.5 billion under management. Riverstone conducts buyout and growth capital investments in the midstream, upstream, power, and oilfield service sectors of the energy industry. To date, the firm has committed approximately $875 million to 10 investments across each of these four sectors. The Carlyle Group is a global private equity firm with more than $18 billion under management. Carlyle invests in buyouts, venture, real estate, and leveraged finance in North America, Europe, and Asia.

     Randall & Dewey, an oil and gas strategic advisory and consulting firm out of Houston, TX, acted as advisors to Belden & Blake.

     The information in this release includes forward-looking statements that are made pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of Belden & Blake are subject to a number of risks and uncertainties which may cause the Company's actual results in future periods to differ materially from the forward-looking statements contained herein. These risks and uncertainties include, but are not limited to, the Company's access to capital, the market demand for and prices of oil and natural gas, the Company's oil and gas production and costs of operation, results of the Company's future drilling activities, the uncertainties of reserve estimates and environmental risks. These and other risks are described in the Company's 10-K and 10-Q reports and other filings with the Securities and Exchange Commission.